Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of SANUWAVE Health, Inc. on Form S-8 (File No. 333-170301) of our report dated May 13, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of SANUWAVE Health, Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, which report is included in this Annual Report on Form 10-K of SANUWAVE Health, Inc. for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp
New York, NY
May 13, 2022